Exhibit 3.1

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MXENERGY HOLDINGS INC.

MXenergy Holdings Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.                                       The name of the Corporation is MXenergy Holdings Inc.

2.                                       The Corporation’s original certificate of incorporation was filed with the Secretary of State of the State of Delaware on January 24, 2005.  An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 30, 2005.  A Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 22, 2009.

3.                                       This Third Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) has been duly adopted by the board of directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the DGCL.

4.                                       The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated so as to read in its entirety as follows:

ARTICLE ONE

NAME

The name of the Corporation is MXENERGY HOLDINGS INC.

ARTICLE TWO

REGISTERED OFFICE

The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

ARTICLE THREE

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be incorporated under the DGCL.

ARTICLE FOUR

CAPITALIZATION

Section 4.1                                      Authorized Shares.  The capital stock that the Corporation shall have the authority to issue shall consist of 200,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), consisting of 50,000,000 shares of Class A Common Stock, par value of $0.01 per share (the “Class A Common Stock”), 10,000,000 shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”), 40,000,000 shares of Class C Common Stock, par value $0.01 per share (the “Class C Common Stock”) and 100,000,000 shares of Class D Common Stock, par value $0.01 per share (the “Class D Common Stock”).

Section 4.2                                      Common Stock.  Except as otherwise expressly provided in this Certificate of Incorporation, shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock shall have the same rights and privileges and shall rank equally, share ratably and be identical in all respects and as to all matters.  No shares of Class D Common Stock shall be issued or outstanding prior to the conversion of issued and outstanding shares of Class A Common Stock, Class B Common Stock, if applicable, and Class C Common Stock into shares of Class D Common Stock upon the occurrence of an IPO pursuant to Section 5.6.

Section 4.3                                      Issuance of Additional Shares.  The Board is hereby authorized to cause the Corporation from time to time to issue additional shares of Common Stock (but, in the case of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock, only to the extent of shares of such classes authorized under Section 4.1 and unissued, unless and to the extent Section 4.1 is amended as provided herein) to Holders of shares of Common Stock or other Persons, as shall be determined by the Board; provided, that (x) any issuance of additional shares of Common Stock pursuant to this Section 4.3 shall be approved by the Board as set forth in Section 10.1 and (y) for so long as Sempra holds shares of Class B Common Stock, any further issuances of Class B Common Stock may be made only to Sempra.

Section 4.4                                      Preemptive Rights.

(a)                                  The Corporation shall not issue or sell, agree to issue or sell, or reserve or set aside for issuance or sale, to any Person any Equity Securities of the Corporation (other than any Exempt Securities or Equity Securities issued in connection with an IPO) (“Preemptive Securities”) unless the Corporation shall have first offered to sell to each Holder of shares of Common Stock (each, a “Preemptive Right Holder”) such Preemptive Right Holder’s Pro Rata Share of such Preemptive Securities, in accordance with the provisions of this Section 4.4.

(b)                                 The Corporation shall give to each Preemptive Right Holder a written notice of its intention to issue or sell any Preemptive Securities (the “Preemptive Offer”), describing the material terms of such Preemptive Securities and specifying the price and other material terms upon which the Preemptive Securities are proposed to be issued or sold, including the anticipated date of such issuance or sale.  The Preemptive Offer shall remain open and irrevocable for a period of at least twenty (20) Business Days from the date it is delivered by the Corporation (the “Preemptive Offer Period”).  Each Preemptive Right Holder may elect to purchase all or any portion of its Pro Rata Share of the Preemptive Securities, at the price and upon the terms specified in the Preemptive Offer, by delivering to the Corporation, as soon as practical after the receipt of the Preemptive Offer but in any event within the Preemptive Offer Period, a written notice of such election (the “Purchase Notice”) specifying the quantity of Preemptive Securities that such Preemptive Right Holder wishes to purchase.  The Purchase Notice shall constitute an irrevocable agreement of such Preemptive Right Holder to purchase the quantity of Preemptive Securities specified in the Purchase Notice.  Any purchase of Preemptive Securities by any Preemptive Right Holder shall be consummated on the closing date specified in the Preemptive Offer (or, if other Persons are also purchasing such Preemptive Securities, the date on which such Preemptive Securities described in the applicable Preemptive Offer are first issued and sold to such other Persons).  In the event that Preemptive Securities are being issued or will be issuable as part of an investment unit with other securities of the Corporation, the right of Preemptive Right Holders to purchase such Preemptive Securities shall be a right to purchase the entire investment unit.

(c)                                  The Corporation shall have ninety (90) calendar days from the expiration of the Preemptive Offer Period to consummate the proposed issuance or sale of the Preemptive Securities that are not being purchased by the Preemptive Right Holders, at a price and upon other terms and conditions that are as favorable to the Corporation in all material respects as those specified in the Preemptive Offer.  If the Corporation proposes to issue Preemptive Securities after such 90-calendar day period or at a price or upon terms that are not as favorable to the Corporation in all material respects as those specified in the Preemptive Offer, the Corporation must again comply with the provisions of this Section 4.4.

(d)                                 For purposes of this Section 4.4, the “Pro Rata Share” of a Preemptive Right Holder shall be a fraction, (x) the numerator of which shall be the total number of shares of Common Stock held by such Preemptive Right Holder and (y) the denominator of which shall be the total number of shares of Common Stock held by all Preemptive Right Holders (including such Preemptive Right Holder), in the case of both clauses (x) and (y) on a Fully Diluted Basis, as of the date of determination.

(e)                                  Subject to Section 10.2(d), the preemptive rights of Holders of shares of Common Stock under this Section 4.4 may be waived by the affirmative vote of both (i) Holders of at least 75% of the issued and outstanding shares of Common Stock, voting as a single class, and (ii) Holders of at least a majority of the issued and outstanding shares of Class B Common Stock.

Section 4.5                                      Redemption.  If any holder of shares of Class A Common Stock or any holder of shares of Class C Common Stock who is not a party to the Stockholder Agreement (each, a “Non-Selling Holder”) fails for any reason to sell the Equity Securities held by such Non-Selling Holder to the purchaser in any Drag-Along Transaction (as defined in the Stockholders Agreement) with respect to which a written notice has been properly given to such Non-Selling Holder in accordance with Section 2.4(a) of the Stockholders Agreement, the Corporation shall have the right (but not the obligation) to purchase all (but not less than all) of the Equity Securities held by such Non-Selling Holder for the same form and amount of consideration per share as the consideration per share to be received by the Section 2.4 Transferring Stockholder(s) (as defined in the Stockholders Agreement) in such Drag-Along Transaction.  The right to purchase the Equity Securities held by any Non-Selling Holder pursuant to this Section

4.5 shall be exercised by the Corporation by giving a written notice to such Non-Selling Holder, which shall specify the consideration to be paid by the Corporation to such Non-Selling Holder for the Equity Securities to be purchased by the Corporation and the intended closing date of such purchase, and the purchase of the Equity Securities pursuant to this Section 4.5 shall be consummated on the closing date specified in such written notice.

ARTICLE FIVE

VOTING RIGHTS

Section 5.1                                      In General.  Except as otherwise expressly specified in this Certificate of Incorporation, Holders of shares of Common Stock shall vote as a single class on all matters submitted to a vote of the stockholders of the Corporation, and in any such vote each outstanding share of Common Stock shall be entitled to one vote.

Section 5.2                                      Class A Common Stock.

(a)                                  Holders of shares of Class A Common Stock, voting as a separate class, shall have the exclusive right to nominate and elect five directors (the “Class A Directors”), to be elected at any meeting of the stockholders of the Corporation at which Class A Directors are permitted to be elected, or as otherwise permitted under the bylaws of the Corporation (as amended from time to time, the “Bylaws”).  Two of the Class A Directors shall be Independent Directors and Financial Experts.  If any vacancy is created by the departure of a Class A Director for any reason, any replacement for such departing Class A Director shall be nominated and elected by Holders of Class A Common Stock, voting as a separate class.  If any vacancy is created by the departure of a Class A Director who is an Independent Director and a Financial Expert, any replacement for such departing Class A Director shall be an Independent Director and a Financial Expert.  The exclusive right of Holders of shares of Class A Common Stock to nominate and elect Class A Directors, including any replacements for any departing Class A Directors, shall be exercised by Holders of shares of Class A Common Stock, voting as a separate class, in accordance with the provisions of the Class A Voting Agreement.

(b)                                 In any class vote pursuant to any provision of this Certificate of Incorporation, each outstanding share of Class A Common Stock shall be entitled to one vote.

Section 5.3                                      Class B Common Stock.

(a)                                (i)                                       Subject to subsection (ii) below, Holders of shares of Class B Common Stock, voting as a separate class, shall have the exclusive right to nominate and elect one director (the “Class B Director”), to be elected at any meeting of the stockholders of the Corporation at which the Class B Director is permitted to be elected, or as otherwise permitted under the Bylaws.  The Class B Director shall not be required to be an Independent Director or a Financial Expert.  If any vacancy is created by the departure of the Class B Director for any reason, any replacement for such departing Class B Director shall be nominated and elected by Holders of Class B Common Stock, voting as a separate class.

(ii)                                  At such time as the shares of Class B Common Stock have been converted into shares of Class C Common Stock and are no longer outstanding, (A) the Class B Director shall be elected by Holders of shares of Common Stock, voting as a separate class, at any meeting of the stockholders of the Corporation at which the Class B Director would otherwise have been permitted to be elected, or as otherwise permitted under the Bylaws, and shall be an Independent Director and a Financial Expert, and (B) if any vacancy is created by the departure of the Class B Director for any reason, any replacement for such departing Class B Director shall be nominated and elected by Holders of shares of Common Stock, voting as a separate class.

(b)                                 In any class vote pursuant to any provision of this Certificate of Incorporation, each outstanding share of Class B Common Stock shall be entitled to one vote.

(c)                                  If, at any time, (x) Sempra (together with its Affiliates) ceases to be the Holder of all of the shares of Class B Common Stock held by Sempra (together with its Affiliates) on the Closing Date (unless the Transfer has occurred in connection with a “Wholesale Transfer” as described below) or (y) the Discharge of ISDA Obligations has occurred, then  each share of Class B Common Stock issued and outstanding at such time shall be automatically converted into one share of Class C Common Stock and all of the rights of the Class B Common Stock under this Certificate of Incorporation, to the extent different than the rights of the Class C Common Stock under this Certificate of Incorporation (including, without limitation, the exclusive right of Holders of Class B Common Stock to nominate and elect the Class B Director) shall immediately terminate.  Notwithstanding the first sentence of this Section 5.3(c), if, prior to the occurrence of either of the events described in clauses (x) and (y) of the first sentence of this Section 5.3(c), an IPO shall have occurred, then, upon the occurrence of either of the events described in clauses (x) and (y) of the first sentence of this Section 5.3(c), (i) each share of Class B Common Stock issued and outstanding at such time shall be automatically converted into one share of Class D Common Stock and all of the rights of the Class B Common Stock under this Certificate of Incorporation, to the extent different than the rights of the Class D Common Stock under this Certificate of Incorporation (including, without limitation, the exclusive right of Holders of Class B Common Stock to nominate and elect the Class B Director) shall immediately terminate.  A “Wholesale Transfer” means a transfer by Sempra and its Affiliates of all of their rights, title and interest in, to or under (x) the ISDA Documents and (y) all (but not less than all) of the shares of Class B Common Stock held by Sempra (together with its Affiliates) as of the date of such transfer to any Person that is not an Affiliate of Sempra and is mutually acceptable to Sempra and the Corporation.  The transferee of shares of Class B Common Stock pursuant to a Wholesale Transfer shall be entitled to the same rights and benefits, and shall be subject to the same restrictions, in respect of such shares of Class B Common Stock as the initial holder of Class B Common Stock.

(d)                                 Upon conversion of all issued and outstanding shares of Class B Common Stock into shares of Class C Common Stock pursuant to Section 5.3(c), each former Holder of shares of Class B Common Stock shall be entitled to receive a certificate or certificates, issued in accordance with the Bylaws, evidencing the number of shares of Class C Common Stock issuable upon such conversion, upon surrender to the Corporation or any transfer agent for the applicable class of Common Stock of the certificate or certificates representing the shares of Class B Common Stock held by such Holder prior to such conversion, duly endorsed to the Corporation or in blank, or an affidavit of loss and indemnification agreement in form reasonably acceptable to the Corporation, in either case accompanied by written notice to the Corporation that such Holder is surrendering the certificate or certificates and stating such Holder’s name or the name or names of such Holder’s nominees in which such Holder wishes such certificate or certificates representing shares of Class C Common Stock to be issued.

Section 5.4                                      Class C Common Stock.

(a)                                  Holders of shares of Class C Common Stock, voting as a separate class, shall have the exclusive right to nominate and elect two directors (the “Class C Directors”), to be elected at any meeting of the stockholders of the Corporation at which Class C Directors are permitted to be elected, or as otherwise permitted under the Bylaws.  The Class C Directors shall not be required to be Independent Directors or Financial Experts.  If any vacancy is created by the departure of any Class C Director for any reason, any replacement for such departing Class C Director shall be nominated and elected by Holders of Class C Common Stock, voting as a separate class.  The exclusive right of Holders of shares of Class C Common Stock to nominate and elect Class C

Directors, including any replacements for any departing Class C Directors, shall be exercised by Holders of shares of Class C Common Stock, voting as a separate class, in accordance with the provisions of the Class C Voting Agreement.

(b)                                 In any class vote pursuant to any provision of this Certificate of Incorporation, each outstanding share of Class C Common Stock shall be entitled to one vote.

Section 5.5                                      Class D Common Stock.  Whenever shares of Class D Common Stock are issued and outstanding, Holders of shares of Class D Common Stock shall vote as a single class on all matters submitted to a vote of the stockholders of the Corporation.  In any class vote pursuant to this Certificate of Incorporation, each share of Class D Common Stock shall be entitled to one vote.

Section 5.6                                      Conversion of Outstanding Shares of Common Stock into Class D Common Stock upon the Occurrence of an IPO.

(a)                                  Immediately prior to the closing with the underwriters of the sale of securities pursuant to an IPO:

(i)                                     (x) each issued and outstanding share of Class A Common Stock and Class C Common Stock shall automatically be converted into one share of Class D Common Stock and (y) the rights of Holders of shares of Class A Common Stock and Class C Common Stock set forth in this Certificate of Incorporation that are different than the rights of the Class D Common Stock set forth in this Certificate of Incorporation shall immediately terminate; and

(ii)                                  if the Discharge of ISDA Obligations has occurred prior to, or occurs concurrently with or immediately following, the closing with the underwriters of such sale of securities pursuant to an IPO, (A) each issued and outstanding share of Class B Common Stock shall be converted into one share of Class D Common Stock and (B) the rights of Holders of shares of Class B Common Stock set forth in this Certificate of Incorporation that are different than the rights of the Class D Common Stock set forth in this Certificate of Incorporation shall immediately terminate.

(b)                                 Upon conversion of the issued and outstanding shares of Class A Common Stock, Class B Common Stock (if applicable) and Class C Common Stock into shares of Class D Common Stock pursuant to Sections 5.3(c) or 5.6(a), each former Holder of shares of Common Stock converted into Class D Common Stock shall be entitled to receive a certificate or certificates, issued in accordance with the Bylaws, evidencing the number of shares of Class D Common Stock issuable upon such conversion, upon surrender to the Corporation or any transfer agent for the applicable class of Common Stock of the certificate or certificates representing the shares of Common Stock held by such Holder prior to such conversion, duly endorsed to the Corporation or in blank, or an affidavit of loss and indemnification agreement in form reasonably acceptable to the Corporation, in either case accompanied by written notice to the Corporation that such Holder is surrendering the certificate or certificates and stating such Holder’s name or the name or names of such Holder’s nominees in which such Holder wishes such certificate or certificates representing shares of Class D Common Stock to be issued.

ARTICLE SIX

DIVIDENDS AND DISTRIBUTIONS

Section 6.1                                      Dividends and Distributions.  Holders of shares of Common Stock shall be entitled to receive such dividends and distributions as may be declared on the Common Stock by the Board from time to time out of assets or funds of the Corporation legally available therefor and whether payable in cash, securities or other property.  Any dividends or other distributions declared by the Board on the Common Stock shall be payable equally upon each share of Common Stock outstanding as of the Record Date for such dividend or distribution.  Notwithstanding any provision to the contrary contained in this Certificate of Incorporation, the Corporation shall not make any distribution that would violate any provision of the DGCL or other applicable law.

Section 6.2                                      Record Date.  Dividends and other distributions in respect of any shares of capital stock of the Corporation shall be paid to the Holders of such shares at the close of business on the date specified by the Board at the time such dividend or other distribution is declared (the “Record Date”); provided, however, that such Record Date shall not precede the date upon which the resolution fixing the Record Date is adopted and shall not be more than sixty (60) calendar days prior to date fixed for the payment thereof.

Section 6.3                                      Distributions upon Liquidation.  Upon any liquidation, dissolution or winding up of the affairs of the Corporation, all assets of the Corporation available for distribution to stockholders shall be distributed to the Holders of shares of Common Stock in proportion to the number of such shares held by each such Holder.

ARTICLE SEVEN

BOARD OF DIRECTORS

Section 7.1                                      Generally.  The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by this Certificate of Incorporation directed or required to be exercised or done by the stockholders.

Section 7.2                                      Composition of the Board.

(a)                                  The total number of directors constituting the full Board shall initially be nine.  The initial composition of the Board shall be as follows:

(i)                                     the President and Chief Executive Officer of the Corporation, who initially shall be Jeffrey A. Mayer.

(ii)                                  five (5) Class A Directors, who initially shall be James Chapman, Michael J. Hamilton, Mark Bernstein, Randal T. Maffett and Jonathan Moore.

(iii)                               one (1) Class B Director, who initially shall be Jacqueline Mitchell.

(iv)                              two (2) Class C Directors, who initially shall be William Landuyt and Carl Adam Carte.

(b)                                 Notwithstanding anything in this Certificate of Incorporation to the contrary, following the conversion of the issued and outstanding shares of Class A Common Stock, Class B Common Stock (if applicable) and Class C Common Stock into shares of Class D Common Stock pursuant to Sections 5.3(c) or 5.6(a), (i) the total number of directors constituting the full Board shall be such number, not less than seven (7) nor more than fifteen (15), as shall be determined by the Board from time to time, and

(ii) directors shall be elected by Holders of shares of Common Stock, voting as a separate class at any meeting of the stockholders of the Corporation at which directors are permitted to be elected, or as otherwise permitted under the Bylaws; provided, however, that, for so long as the shares of Class B Common Stock are outstanding and have not been converted to shares of Class C Common Stock pursuant to Section 5.3(c) or into shares of Class D Common Stock pursuant to Section 5.6(a)(ii), the Board shall include one director nominated and elected by Holders of shares of Class B Common Stock.  As used in this Certificate of Incorporation, the term “full board” means the total number of directors that the Corporation would have if there were no vacancies.  Elections of directors need not be by written ballot unless the Bylaws so provide.

Section 7.3                                      Chairman of the Board.  The Board shall elect one of the directors to serve as Chairman of the Board (the “Chairman”).  The Chairman shall vote as a director but, in the event of a tie, shall not have a tie-breaking vote.

Section 7.4                                      Resignations; Vacancies.  Any director may resign at any time by submitting an electronic transmission or by delivering a written notice of resignation, signed by such director, to the President and Chief Executive Officer or the Secretary of the Corporation.  Unless otherwise specified therein, such resignation shall take effect upon delivery.  The process for designating a replacement to fill such vacancy in the Board shall be governed by the provisions set forth in Article V or, following the conversion of the issued and outstanding shares of Class A Common Stock, Class B Common Stock (if applicable) and Class C Common Stock into shares of Class D Common Stock pursuant to Sections 5.3(c) or 5.6(a), the provisions set forth in Section 7.2(b), and any replacement director elected to fill a vacancy resulting from the death, resignation, removal or other event of a director shall hold office for a term that shall coincide with the remaining term of the replaced director.

Section 7.5                                      Removal.  Any non-Independent Director may be removed at any time, whether for or without cause, upon the affirmative vote of Holders of a majority of the outstanding shares of the class of Common Stock entitled to vote for the election of such director pursuant to Article V.  Any Independent Director may be removed only for cause, upon the affirmative vote of the Holders of a majority of the shares of the class of Common Stock entitled to vote for the election of such director pursuant to Article V; provided, however, that failure to continue to meet the independence requirements set forth in the definition of “Independent Director” in Section 14.1 shall be deemed to establish cause for removal.  The process for designating a replacement to fill any vacancy caused by the removal of any director shall be governed by the provisions set forth in Article V or, following the conversion of the issued and outstanding shares of Class A Common Stock, Class B Common Stock (if applicable) and Class C Common

Stock into shares of Class D Common Stock pursuant to Sections 5.3(c) or 5.6(a), the provisions set forth in Section 7.2(b), and any replacement director elected to fill a vacancy resulting from removal of a director shall hold office for a term that shall coincide with the remaining term of the removed director.

Section 7.6                                      Quorum; Board Action.

(a)                                  At all meetings of the Board, the presence of all of the following persons shall constitute a quorum for the transaction of business:

(i)                                     a majority of the directors then in office; and

(ii)                                  prior to the conversion of the issued and outstanding shares of Class A Common Stock, Class B Common Stock (if applicable) and Class C Common Stock into shares of Class D Common Stock pursuant to Sections 5.3(c) or 5.6(a), (A) a majority of the Class A Directors; (B) the Class B Director and (C) a Class C Director; provided, however, that if a meeting for which notice was duly given or waived in accordance with Section 3.08 of the Bylaws is adjourned pursuant to Section 3.11 of the Bylaws due to the failure of either the Class B Director or a Class C Director to attend at such meeting, then so long as notice of the date, time and place of the reconvened meeting is duly given in accordance with Section 3.08 of the Bylaws, the presence of either the Class B Director or a Class C Director, as the case may be, at the reconvened meeting shall not be required to establish a quorum for the transaction of business at such reconvened meeting.

(b)                                 Except as otherwise required by Section 10.1 or applicable law, all actions requiring the approval of the Board shall be approved by a majority of the directors present at any duly convened Board meeting at which a quorum is present, or by unanimous written consent of the directors without a meeting, in each case in accordance with the provisions of the DGCL, this Certificate of Incorporation and the Bylaws.

Section 7.7                                      Director Compensation; Reimbursement.

(a)                                  Director Compensation.  Notwithstanding the actual date of filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the

“Effective Date”), the compensation arrangements described in this Section 7.7(a) shall be deemed to be effective as of January 1, 2010.

(i)                                     Annual Retainers.  The Corporation shall pay to each Independent Director a retainer in the amount of $50,000 per year.  If the Chairman is an Independent Director, the Corporation shall pay to the Chairman an additional retainer in the amount of $25,000 per year.

(ii)                                  Committee Retainers.

(A)                              The Corporation shall pay to each Independent Director serving on (1) the executive, compensation and governance committee an additional retainer in the amount of $10,000, (2) the risk oversight committee an additional retainer in the amount of $10,000 and (3) the audit committee an additional retainer of $12,000.

(B)                                The Corporation shall pay to the chairman of (1) the executive, compensation and governance committee an additional retainer in the amount of $5,000, (2) the risk oversight committee an additional retainer in the amount of $5,000, and (3) the audit committee an additional retainer in the amount of $3,000.

(iii)                               Meeting Attendance Fee.

(A)                              The Corporation shall pay to each Independent Director an amount equal to $2,000 for each regular meeting or special meeting of the Board, or regular meeting or special meeting of any committee of the Board, attended by such Independent Director in person.

(B)                                The Corporation shall pay to each Independent Director an amount equal to $500 for each regular meeting or special meeting of the Board, or regular meeting or special meeting of any committee of the Board, attended by such Independent Director by telephonic conference.

(iv)                              Annual Equity Grants.  Subject to the establishment of a management equity incentive plan, program or award in accordance with the provisions of Section 10.1, the Corporation shall make an annual issuance to each

Independent Director of a number of Exempt Securities with a value of $25,000, as determined by the Board as of the date of such issuance.  If the Chairman is an Independent Director, the Corporation shall make an additional annual issuance to the Chairman of a number of Exempt Securities with a value of $25,000, as determined by the Board as of the date of such issuance.

(v)                                 Adjustment of Director Compensation.  Any adjustment in the foregoing compensation shall be subject to the approval of the stockholders of the Corporation.

(b)                                 Reimbursement.  The Corporation shall reimburse each director of the Corporation for all reasonable travel and other out-of-pocket costs and expenses (other than internally allocated costs) relating to his or her attendance at any regular or special meetings of the Board or any committee of the Board or otherwise incurred by such director in connection with the performance of his or her duties as a director of the Corporation.

ARTICLE EIGHT

LIMITATION OF LIABILITY; INDEMNIFICATION

Section 8.1                                      Liability of Directors.   No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Certificate of Incorporation shall eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.  Any repeal or modification of this Section 8.1 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing in respect of any act or omission occurring prior to the time of such repeal or modification.

Section 8.2                                      Indemnification of Directors and Officers.

(a)                                  The Corporation shall indemnify and hold harmless to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended (but in the case of any such amendment only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the DGCL permitted the Corporation to provide prior to such amendment) any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such Person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if such Person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(b)                                 The Corporation shall indemnify and hold harmless to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended (but in the case of any such amendment only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the DGCL permitted the Corporation to provide prior to such amendment) any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such Person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)                                  To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (a) or (b) of this Section 8.2, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

(d)                                 Any indemnification under subsection (a) or (b) of this Section 8.2 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsection (a) or (b) of this Section 8.2.  Such determination shall be made (i) by the Board by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by Holders of a majority of the outstanding shares of Common Stock voting as a separate class.

(e)                                  No amendment, modification or repeal of this Section 8.2 or Section 8.3 shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment, modification or repeal.  No right of any director or officer of the Corporation to indemnification or to advancement of expenses arising under this Section 8.2 or Section 8.3 shall be eliminated or impaired by any such amendment, modification or repeal after the occurrence of the act or omission of such director or officer that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

Section 8.3                                      Advancement of Expenses.  Expenses (including attorney’s fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in Section 8.2.  Such expenses (including attorney’s fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

Section 8.4                                      Non-Exclusivity of Rights.  The indemnification and advancement of expenses provided by, or granted pursuant to, Sections 8.2 and 8.3 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

Section 8.5                                      Insurance.  The Corporation shall purchase and maintain insurance, at its expense and for categories of liability and in amounts of coverage satisfactory to the Board, on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expenses, liabilities or losses asserted against such Person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such expense, liability or loss under the provisions of the DGCL or this Article VIII.

Section 8.6                                      Merger; Consolidation.  For the purposes of this Article VIII, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any Person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

Section 8.7                                      References.  For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a Person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a Person who acted in good faith and in a manner he or she reasonably believed to be in the best interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

Section 8.8                                      Continuation of Indemnification and Advancement of Expenses.  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a Person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a Person.

Section 8.9                                      Indemnification of Employees and Agents.  The Corporation may, at its option, indemnify and hold harmless to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended (but in the case of any such amendment only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said DGCL permitted the Corporation to provide prior to such amendment) any Person who was or is a party or is threatened to be made a party to, or is otherwise involved in, any actual, threatened, pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), liabilities or losses, including judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred or suffered by him or her in connection with such claim, action, suit, proceeding or investigation, to the extent permitted by Section 145 of the DGCL.

ARTICLE NINE

COMMITTEES

Section 9.1                                      Committees.  Except as may otherwise be required by applicable law, the Board shall have (i) an executive, compensation and governance committee, (ii) a risk oversight committee, and (iii) an audit committee.  Each committee shall have such powers and responsibilities as the Board may from time to time authorize.  The composition of each committee shall be determined by the Board and, prior to the conversion of the issued and outstanding shares of Class A Common Stock, Class B Common Stock (if applicable) and Class C Common Stock into shares of Class D Common Stock pursuant to Sections 5.3(c) or 5.6(a), shall be subject to the following requirements (in addition to any committee membership requirements under applicable law):

(a)                                  a majority of the directors serving on each committee shall be Class A Directors and, subject to satisfaction of the qualification requirements set forth in clause (b) below, the executive, compensation and governance committee and the risk oversight committee shall include the Class B Director and at least one Class C Director and the audit committee shall include at least one Class C Director; and

(b)                                 (i) all members of the audit committee shall be Independent Directors and at least one member of the audit committee shall be a Financial Expert, (ii) all members of the executive, compensation and governance committee other than the Class B Director shall be Independent Directors and (iii) at least one member of the risk oversight committee shall be a Financial Expert.

Section 9.2                                      Additional Committees.  The Board may from time to time by resolution designate one or more additional committees, with such membership requirements as the Board may determine, in accordance with this Certificate of Incorporation and the Bylaws.

ARTICLE TEN

CORPORATE GOVERNANCE

Section 10.1                                Board Special Approval.

(a)                                  Subject to Section 10.1(b), prior to the conversion of the issued and outstanding shares of Class A Common Stock, Class B Common Stock (if applicable) and Class C Common Stock into shares of Class D Common Stock pursuant to Sections 5.3(c) or 5.6(a), in addition to any vote or consent of the Board or the stockholders of the Corporation required under applicable law, the Corporation shall not, and shall not cause or permit any of its Subsidiaries to, take or enter into any commitment to take any of the following actions without the prior approval of (x) a majority of the total authorized number of directors constituting the Board and (y) a majority of the total authorized number of Class A Directors:

(i)                                     (A) any acquisition by the Corporation or any of its Subsidiaries (in one transaction or a series of related transactions) of the capital stock, other equity interests or assets of any Person, or disposition of material assets of the Corporation or any of its Subsidiaries or the capital stock or equity interests of the Corporation or any of its Subsidiaries, or (B) any transaction or series of related transactions involving the Corporation or any of its Subsidiaries and involving payments of cash or other consideration by or to the Corporation and its

Subsidiaries having a value in excess of $1.0 million, in each case, other than transactions occurring under the terms of any agreement that has been approved by (x) the vote of a majority of the total authorized number of directors constituting the Board, (y) the vote of a majority of the total authorized number of Class A Directors and (z) the Class B Director (for the avoidance of doubt, if any such transaction or series of related transactions occurs under an agreement that that been so approved, any payments made pursuant to any such transaction or series of related transactions shall not require further approval hereunder);

(ii)                                  incurring new indebtedness for borrowed money (including, without limitation, through capital leases or the issuance of debt securities) or refinancing existing material indebtedness for borrowed money, other than short-term indebtedness (including trade payables) incurred in the ordinary course of business and revolving debt incurred under a revolving credit agreement, which agreement has been approved under this clause (ii);

(iii)                               any guarantee with respect to any indebtedness, liabilities or obligations of any Person (other than any wholly owned Subsidiary of the Corporation);

(iv)                              any material joint venture with any Person (other than a wholly owned Subsidiary of the Corporation);

(v)                                 settlement of any material claim, litigation or proceeding to which the Corporation or any of its Subsidiaries is a party;

(vi)                              any Change of Control Transaction;

(vii)                           approval of the Annual Operating Budget or any material amendments of or deviations from the Annual Operating Budget then in effect, including any material increases of capital expenditures in excess of the amounts budgeted for capital expenditures in the applicable Annual Operating Budget;

(viii)                        issuance of any Equity Securities (other than pursuant to any management equity incentive plan, program or award of the Corporation or any of its Subsidiaries);

(ix)                                entering into, amending or terminating any material contract, agreement or arrangement of the Corporation or any of its Subsidiaries;

(x)                                   adoption of any risk and hedging policies of the Corporation or any of its Subsidiaries, or any material amendments thereof or deviations therefrom;

(xi)                                commencement of a Public Offering of any Subsidiary of the Corporation;

(xii)                             making any material tax election or entering into any agreement with respect to taxes, including the settlement of a material tax controversy;

(xiii)                          any material change in the accounting policies of the Corporation or any of its Subsidiaries;

(xiv)                         appointment or removal of the independent auditors of the Corporation or any of its Subsidiaries;

(xv)                            appointment or removal of senior officers of the Corporation, including, without limitation, the President and Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer of the Corporation;

(xvi)                         entering into any new line of business, terminating any existing line of business by the Corporation or any of its Subsidiaries or making any other material change in the nature or scope of the business of the Corporation and its Subsidiaries;

(xvii)                      establishing any management equity incentive plan, program or award or approving any increase or decrease in the aggregate size of the equity incentives issuable thereunder;

(xviii)                   commencing of voluntary liquidation, winding up or dissolution of the Corporation or any of its Subsidiaries, filing of a petition in bankruptcy or insolvency or entering into any arrangement for the benefit of creditors, commencing any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Corporation or any of its Subsidiaries, or the adoption by the Corporation or any of its Subsidiaries of a plan with respect to any of the foregoing, or acquiescence or agreement by the Corporation or any of its Subsidiaries to any of the foregoing commenced or petitioned for on an involuntary basis; and

(xix)                           amending or modifying the organizational documents of the Corporation or any of its Subsidiaries.

(b)                                 Notwithstanding anything to the contrary in this Certificate of Incorporation, for so long as Holders of shares of Class B Common Stock, voting as a separate class, have the exclusive right to nominate and elect the Class B Director pursuant to Section 5.3(a), in addition to any vote or consent of the Board or the stockholders of the Corporation required under applicable law and Section 10.1(a), without the prior approval of the Class B Director, the Corporation shall not, and shall not cause or permit any of its Subsidiaries to, take or enter into any commitment to take any of the actions described in clauses (i) through (iv), (vi), (xi), (xvi) or (xviii) of Section 10.1(a).

Section 10.2                                Stockholder Approval.  Notwithstanding anything to the contrary in this Certificate of Incorporation, prior to the conversion of the issued and outstanding shares of Class A Common Stock, Class B Common Stock (if applicable) and Class C Common Stock into shares of Class D Common Stock pursuant to Sections 5.3(c) or 5.6(a), in addition to any vote or consent of the Board or the stockholders of the Corporation required under applicable law, the Corporation shall not, and shall not cause or permit any of its Subsidiaries to, take or enter into any commitment to take any of the following actions without the approval of (i) Holders of at least 70% of the issued and outstanding shares of Class A Common Stock, voting as a separate class, (ii) Holders of at least 70% of the issued and outstanding shares of Class B Common Stock, voting as a separate class (in the case of clause (b) below, solely to the extent that such amendment affects the rights, privileges or preferences of the Class B Common Stock set forth in this Certificate of Incorporation or increases the number of authorized shares of Class B Common Stock), (iii) in the case of clause (b) below only, and solely to the extent that such amendment affects the rights, privileges or preferences of the Class C Common Stock set forth in this Certificate of Incorporation or increases the number of authorized shares of Class C Common Stock, Holders of at least 70% of the issued and outstanding shares of Class C Common Stock, voting as a separate class, and (iv) Holders of at least 75% of the issued and outstanding shares of Common Stock, voting as a separate class:

(a)                                  commencement of voluntary liquidation, winding up or dissolution of the Corporation or any of its Subsidiaries, filing of a petition in bankruptcy or insolvency or entering into any arrangement for the benefit of creditors, commencing any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Corporation or any of its Subsidiaries, or the adoption by the Corporation or any of its Subsidiaries of a plan with respect to any of the foregoing, or acquiescence or agreement by the Corporation or any of its Subsidiaries to any of the foregoing commenced or petitioned for on an involuntary basis;

(b)                                 amendment or modification of this Certificate of Incorporation or the Bylaws or of the certificate of incorporation or the bylaws of any Subsidiary of the Corporation;

(c)                                  reorganization of the Corporation or reclassification of any of its securities; or

(d)                                 waiver of preemptive rights in connection with a strategic investment in the Corporation by any Person.

Section 10.3                                Approval of Holders of Class A Common Stock and Class B Common Stock.  Notwithstanding anything to the contrary in this Certificate of Incorporation, prior to the conversion of the issued and outstanding shares of Class A Common Stock, Class B Common Stock (if applicable) and Class C Common Stock into shares of Class D Common Stock pursuant to Sections 5.3(c) or 5.6(a), in addition to any vote or consent of the Board or the stockholders of the Corporation required under applicable law, the Corporation shall not, and shall not cause or permit any of its Subsidiaries to, take or enter into any commitment to take any of the following actions without the prior approval of (i) Holders of at least 70% of the issued and outstanding shares of Class A Common Stock, voting as a separate class, and (ii) Holders of at least 70% of the issued and outstanding shares of Class B Common Stock, voting as a separate class (unless the proposed action would, as a condition to the consummation thereof, result in, and such action does result in, the Discharge of ISDA Obligations having occurred):

(a)                                  any merger, consolidation or other business combination involving the Corporation or any of its Subsidiaries (other than mergers of wholly owned Subsidiaries of the Corporation with each other or the Corporation); or

(b)                                 any transaction having the effect (economic or otherwise) of a sale of all or substantially all assets of the Corporation or any of its Subsidiaries (other than transfers of assets of wholly owned Subsidiaries of the Corporation to each other or the Corporation).

ARTICLE ELEVEN

SECTION 203 OPT-OUT

The Corporation expressly elects not to be bound or governed by, or otherwise subject to, Section 203 of the DGCL, “Business Combinations With Interested Stockholders”, as from time to time in effect, or any successor provision thereto.

ARTICLE TWELVE

MANDATORY OFFER

Section 12.1                                Offer to Purchase.  Any Person that did not acquire shares of Common Stock on the Closing Date and that is not an Affiliate of a Person that acquired shares of Common Stock on the Closing Date and that subsequently acquires or proposes to acquire (an “Acquiring Person”) from any Person or Persons (the “Selling Holder(s)”), whether in a single transaction on a series of transactions, such number of shares of Common Stock as would result in the Acquiring Person (together with its Affiliates) becoming the Holder of a majority of the shares of Common Stock issued and outstanding as of such time, shall make, prior to the consummation of such proposed acquisition, a written offer to purchase (the “Mandatory Offer”) from the Holders thereof the remaining shares of Common Stock not already owned by the Acquiring Person, at a price equal to the Mandatory Offer Price, unless the requirement to make the Mandatory Offer pursuant to this Section 12.1 is waived by the affirmative vote of Holders of a majority of the outstanding shares of Common Stock (excluding (x) any shares of Common Stock held by the Acquiring Person or its Affiliates and (y) any shares of Common Stock held by the Selling Holder(s) or their Affiliates), voting as a separate class.

Section 12.2                                Mandatory Offer Price.  For purposes of this Article XII, “Mandatory Offer Price” shall mean a price per share equal to the higher of (x) the highest price per share paid by the Acquiring Person or any of its Affiliates for any shares of Common Stock acquired by the Acquiring Person or any of its Affiliates during the nine-month period immediately preceding the date on which the Mandatory Offer is made and (y) the purchase price per share payable by the Acquiring Person to the Selling Holder(s) for the shares of Common Stock acquired or proposed to be acquired by the Acquiring Person from the Selling Holder(s).

Section 12.3                                Voting Rights.  If an Acquiring Person fails to comply with the provisions of Section 12.1, the voting rights of all shares of Common Stock held by the Acquiring Person or its Affiliates following the consummation of the proposed acquisition shall immediately terminate, and the Acquiring Person and its Affiliates shall thereafter not be entitled to vote any such shares on any matters submitted for a vote of the stockholders of the Corporation.

ARTICLE THIRTEEN

AMENDMENTS

Section 13.1                                Certificate of Incorporation.  The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware and in the manner set forth in Sections 10.1 and 10.2 of this Certificate of Incorporation, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.

Section 13.2                                Bylaws.  The Corporation may amend, alter or repeal any provision contained in the Bylaws in the manner set forth in Sections 10.1 and 10.2 of this Certificate of Incorporation.

ARTICLE FOURTEEN

DEFINITIONS

Section 14.1                                As used herein, the following terms have the meanings set forth below:

“Acquiring Person” has the meaning given such term in Section 12.1.

“Affiliate” means, with respect to any Person, any Person directly or indirectly Controlling, Controlled by or under common Control with such first Person.

“Annual Operating Budget” means the annual operating budget of the Corporation proposed by Management for a given year beginning in fiscal year 2009.

“Board” has the meaning given such term in the recitals to this Certificate of Incorporation.

“Business Day” means any day that the Federal Reserve Bank of New York is open for business.

“Bylaws” has the meaning given such term in Section 5.2(a).

“Certificate of Incorporation” means this Second Amended and Restated Certificate of Incorporation of MXenergy Holdings Inc.

“Chairman” has the meaning given such term in Section 7.3.

“Change of Control Transaction” has the same meaning as the term “Change of Control” as defined in the New Notes Indenture.

“Class A Common Stock” has the meaning given such term in Section 4.1.

“Class A Directors” has the meaning given such term in Section 5.2(a).

“Class A Voting Agreement” means the Voting Agreement, dated as of September 22, 2009, by and among the Class A Stockholders party thereto, as it may be amended from time to time.

“Class B Common Stock” has the meaning given such term in Section 4.1.

“Class B Director” has the meaning given such term in Section 5.3(a).

“Class C Common Stock” has the meaning given such term in Section 4.1.

“Class C Director” has the meaning given such term in Section 5.4(a).

“Class C Voting Agreement” means the Voting Agreement, dated as of September 22, 2009, by and among the Class C Stockholders party thereto, as it may be amended from time to time.

“Closing Date” means the date of execution of the Master ISDA Agreements.

“Common Stock” has the meaning given such term in Section 4.1.

“Control” means the power to direct the affairs of a Person by reason of ownership of voting securities, by contract or otherwise.

“Corporation” has the meaning given such term in the preamble to this Certificate of Incorporation.

“DGCL” has the meaning given such term in the preamble to this Certificate of Incorporation.

“Discharge of ISDA Obligations” means the occurrence of all of the following:

(i)                                     indefeasible payment in full in cash of settlement amounts, termination payments, the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding) and premium (if any) on all amounts outstanding under or that would be due upon the termination of the Master ISDA Agreements and constituting ISDA Obligations, including reimbursement obligations;

(ii)                                  indefeasible payment in full in cash of all other ISDA Obligations that are outstanding and unpaid at the time such settlement amounts, termination payments, principal, interest and premium (if any) on all amounts outstanding under the Master ISDA Agreements are paid in full in cash (other than any obligations for taxes, indemnifications, damages and other contingent liabilities in respect of which no claim or demand for payment has been made at such time);

(iii)                               irrevocable termination or expiration of all commitments, if any, of Sempra to extend credit or undertake transactions that would constitute, or give rise to, ISDA Obligations; and

(iv)                              irrevocable termination or cash collateralization (in an amount and manner reasonably satisfactory to Sempra, but in no event greater than 105% of the aggregate undrawn face amount) of all letters of credit and guarantees issued under or pursuant to the terms of the Master ISDA Agreements and constituting ISDA Obligations.

“Effective Date” has the meaning given such term in Section 7.7(a).

“Equity Securities” means any and all shares of Common Stock of the Corporation, securities of the Corporation convertible into, or exchangeable or exercisable for, such shares, and options, warrants or other rights to acquire such shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

“Exempt Securities” means any Equity Securities of the Corporation issued (i) to or for the benefit of employees, officers, directors of the Corporation or any of its Subsidiaries pursuant to and in accordance with the terms of any management equity incentive plan, program or award of the Corporation or any of its Subsidiaries previously approved by the Board in accordance with Section 10.1 or (ii) in connection with any acquisition by the Corporation or any of its Subsidiaries of the capital stock other equity interests or assets of any Person.

“Financial Expert” means a director who, as determined by the Board of Directors, has the attributes of an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act.

“Fully Diluted Basis” means the number of outstanding shares of Common Stock calculated as if (i) all securities convertible into or exchangeable for shares of Common Stock at the time of calculation have been fully converted into or exchanged for shares of Common Stock and (ii) all outstanding warrants, options or other rights for the purchase of shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock have been fully exercised as of such time, in each case, without regard to whether such instruments are then so convertible, exchangeable or exercisable.

“Holder” means the Person in whose name any Equity Securities are registered in the books and records of the Corporation.

“Independent Director” means a director who, as determined by the Board of Directors, has no material relationship with the Corporation and has no current or prior relationship with the Corporation, any Holder of shares of Common Stock or any member of management of the Corporation that might cause such director to act other than entirely independently with respect to all issues that come before the Board.

“Insolvency or Liquidation Proceeding” means:

(i)                                     any case commenced by or against the Corporation or any other Pledgor under Title 11, U.S. Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Corporation or any other Pledgor, any receivership or assignment for the benefit of creditors relating to the Corporation or any other Pledgor or any similar case or proceeding relative to the Corporation or any other Pledgor or its creditors, as such, in each case whether or not voluntary;

(ii)                                  any liquidation, dissolution, marshalling of assets or liabilities or other winding up of the Corporation or any other Pledgor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency, other than a liquidation or dissolution of the Corporation or a Pledgor in connection with (a) a merger or consolidation of such Person with or into a Pledgor or the Corporation, as the case may be, or (b) a transfer of substantially all assets of the Corporation or a Pledgor to a Pledgor or the Corporation, as the case may be, in the case of each of the preceding clauses (a) and (b), in a transaction that is permitted under the Master ISDA Agreements; or

(iii)                               any other proceeding of any type or nature in which substantially all claims of creditors of the Corporation or any other Pledgor are determined and any payment or distribution is or may be made on account of such claims.

“IPO” means the initial Public Offering of the Corporation that generates gross cash proceeds of not less than $75,000,000 (including primary and secondary sales).

“ISDA Documents” means the Master ISDA Agreements, trade confirmations under the Master ISDA Agreements or otherwise, letters of credit and guarantees issued in connection with Master ISDA Agreements, the ISDA Security Documents and each of the other agreements, schedules, annexes, confirmations, documents and instruments providing for, relating to or evidencing any other ISDA Obligations, and any other document or instrument executed or delivered at any time in connection with, or giving rise to, any ISDA Obligations, to the extent such are effective at the relevant time, as each may be amended, amended and restated, supplemented, modified, renewed, replaced, refinanced or extended, restructured or otherwise modified, in whole or in party, from time to time in accordance with its terms.

“ISDA Obligations” means any settlement amount, termination payment, principal (including reimbursement obligations with respect to letters of credit and guarantees whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the ISDA Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any ISDA Obligations under the ISDA Documents.

“ISDA Security Documents” means, collectively, any and all guarantees, security agreements, pledge agreements, collateral assignments, mortgages, collateral agency agreements, control agreements, deeds of trust or other grants or transfers for security executed and delivered by the Corporation or any Pledgor creating (or purporting to create) a Lien securing ISDA Obligations in favor of Sempra, in each case, as amended, amended and restated, supplemented, modified, renewed, restated or replaced, refinanced or extended, restructured or otherwise modified, in whole or in part, from time to time, in accordance with its terms.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest on and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Mandatory Offer” has the meaning given such term in Section 12.1.

“Mandatory Offer Price” has the meaning given such term in Section 12.2.

“Master ISDA Agreements” means, collectively, (i) that certain Master ISDA Agreement between Sempra and MXenergy Inc., a Delaware corporation, and the guarantors named therein (the “Master MXenergy ISDA”, which term shall encompass the related ISDA Documents), (ii) that certain Master ISDA Agreement between Sempra and MXenergy Electric Inc., a Delaware corporation, and the guarantors named therein (the “Master MXelectric ISDA”, which term shall encompass the related ISDA Documents) and (iii) any additional Master ISDA Agreement between Sempra and any Affiliate of MXenergy Inc or MXenergy Electric Inc. and the guarantors named therein (an “Additional Master ISDA”, which term shall encompass the related ISDA Documents).

“New Notes Indenture” means the trust indenture agreement, dated as of September 22, 2009, by and among the Corporation, the Subsidiary Guarantors named therein, and The Law Debenture Trust Company of New York, as trustee, as amended, amended and restated, supplemented or otherwise modified form time to time in accordance with its terms.

“Person” means any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company or unincorporated entity.

“Pledgors” means the Corporation, its Subsidiaries and, at any time, any other Person that at such time provides collateral security for any ISDA Obligations.

“Preemptive Offer” has the meaning given such term in Section 4.4(b).

“Preemptive Offer Period” has the meaning given such term in Section 4.4(b).

“Preemptive Right Holder” has the meaning given such term in Section 4.4(a).

“Preemptive Securities” has the meaning given such term in Section 4.4(a).

“Pro Rata Share” has the meaning given such term in Section 4.4(d).

“Public Offering” means an offering of Common Stock pursuant to a registration statement filed in accordance with the Securities Act, other than a registration statement on Form S-4 or Form S-8 or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity.

“Purchase Notice” has the meaning given such term in Section 4.4(b).

“Record Date” has the meaning given such term in Section 6.2.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Selling Holder” has the meaning given such term in Section 12.1.

“Sempra” means Sempra Energy Trading LLC or an Affiliate of Sempra Energy Trading LLC and The Royal Bank of Scotland plc, any Affiliate of The Royal Bank of Scotland plc, or a transferee of Class B Common Stock pursuant to a Wholesale Transfer.

“Stockholders Agreement” means that certain stockholders agreement, dated as of September 22, 2009, among (i) the Corporation, (ii) the holders of Common Stock listed on Schedules I, II, III and IV thereto and (iii) any other stockholder of the Corporation that may become a party thereto.

“Subsidiary” means, when used with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the securities or other interests of which having, by their terms, ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Wholesale Transfer” has the meaning given such term in Section 5.3(c).

Section 14.2                                Terms Generally.  The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Certificate of Incorporation as a whole and not merely to the specific section, paragraph or clause in which such word appears.  All references herein to Articles or Sections shall be deemed references to Articles or Sections of this Certificate of Incorporation unless the context shall otherwise require.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The definitions given for terms in Section 14.1 and elsewhere in this Certificate of Incorporation shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  References herein to any agreement or document shall be deemed references to such agreement or document as it may be amended, restated or otherwise revised from time to time.

IN WITNESS WHEREOF, this Third Amended and Restated Certificate of Incorporation, which restates and amends the provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation, and which has been duly adopted in accordance with Sections 228, 242 and 245 of the DGCL, has been executed by its duly authorized officer this 26th day of July, 2010.

MXENERGY HOLDINGS INC.

By:	/s/ Jeffrey A. Mayer
Name: Jeffrey A. Mayer
Title: President